Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 12 to the Schedule 13D originally filed on March 28, 2006 (including additional amendments thereto) with respect to the shares of Common Stock, par value won 500 per share, of Gravity Co., Ltd.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  July 10, 2009

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD		RCG PB, LTD
By:	RGC Starboard Advisors, LLC, its investment manager	By:	Ramius Advisors, L.L.C., its investment advisor
By:	Ramius LLC, its sole member	By:	Ramius LLC, its sole member
By:	C4S & Co., L.L.C., its managing member	By:	C4S & Co., L.L.C., its managing member

RAMIUS ENTERPRISE MASTER FUND LTD		RAMIUS ADVISORS, LLC
By:	Ramius Advisors, L.L.C., its investment advisor	By:	Ramius LLC, its sole member
By:	Ramius LLC, its sole member	By:	C4S & Co., L.L.C., its managing member
By:	C4S & Co., L.L.C., its managing member

PARCHE, LLC		RCG STARBOARD ADVISORS, LLC
By:	RCG Starboard Advisors, LLC, its managing member	By:	Ramius LLC, its sole member
By:	Ramius LLC, its sole member	By:	C4S & Co., L.L.C., its managing member
By:	C4S & Co., L.L.C., its managing member

RAMIUS LLC
By:	C4S & Co., L.L.C., as managing member

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss